Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188093

PROSPECTUS SUPPLEMENT NO. 4

ARI NETWORK SERVICES, INC.

4,330,667 shares of Common Stock

This prospectus supplement relates to the prospectus dated November 15, 2013, as supplemented by Prospectus Supplement No. 1 dated November 26, 2013, Prospectus Supplement No. 2 dated December 10, 2013 and Prospectus Supplement No. 3 dated December 19, 2013, which covers the sale of an aggregate of up to 4,330,667 shares of our common stock, $0.001 par value per share (the “Common Stock”) by the selling security holders identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholders”).  The Common Stock covered by the prospectus consists of (i) 3,200,000 shares of Common Stock which were issued in a private placement pursuant to a Securities Purchase Agreement we entered into on March 12, 2013 with selected accredited investors (the “Securities Purchase Agreement”); (ii) 1,066,667 shares of Common Stock issued or issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement (the “Purchaser Warrants”); and (iii) 64,000 shares of Common Stock issuable upon exercise of the warrants issued to affiliates of the placement agent in connection with the private placement as consideration for the placement agent’s services (together with the Purchaser Warrants, the “Warrants”).

We will not receive any proceeds from the sale by the Selling Shareholders of the shares covered by the prospectus.  To the extent Warrants are exercised for cash, we will receive the exercise price for those Warrants.

This prospectus supplement is being filed to include the information set forth in our current report on Form 8-K filed on January 8, 2014, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “ARIS”.  The last reported market price of our Common Stock on the NASDAQ Capital Market on January 9, 2014 was $3.30 per share.  Our executive offices are located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, and our telephone number is (414) 973-4300.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 13, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2014

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

At the 2014 Annual Meeting of Shareholders of ARI Network Services, Inc. (“ARI”) held on January 7, 2014 (the “Annual Meeting”), ARI’s shareholders approved the Amended and Restated ARI Network Services, Inc. 2010 Equity Incentive Plan (the “A&R 2010 Plan”) and an amendment to the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan (the “ESPP”).

Awards under the A&R 2010 Plan may include incentive stock options and non-statutory stock options, shares of common stock, shares of restricted stock or restricted stock units, or stock appreciation rights.  ARI’s Compensation Committee is responsible for determining the types of awards to be made to each participant.  The terms, conditions and limitations applicable to each award, including any vesting requirements, will be set forth in the related award agreement.  However, the exercise price for options and stock appreciation rights cannot be less than 100% of the fair market value of ARI’s common stock on the date of grant, and the exercise prices for options or stock appreciation rights cannot be repriced without shareholder approval, except to reflect certain changes in the capital structure of ARI.  Except as otherwise provided in an award agreement, in the event of a change of control (as defined in the A&R 2010 Plan), if a participant’s employment is involuntarily terminated (other than for “cause,” as defined under the A&R 2010 Plan) within one year following or three months prior to the change of control, all awards held by the participant will become fully vested and immediately exercisable.  The aggregate number of shares of common stock subject to the A&R 2010 Plan is 1,850,000 shares, which may be treasury shares or authorized but unissued shares of common stock, or a combination of the two, and all of which may be granted in the form of ISOs.  No individual may receive options covering or grants of shares consisting of more than 250,000 shares in any calendar year, and ARI may not issue more than 1,525,000 shares of unrestricted common stock, restricted stock or restricted stock units during the term of the A&R 2010 Plan.  The A&R 2010 Plan will terminate on December 16, 2020, subject to early termination by ARI’s Board as described in the A&R 2010 Plan, and no awards may be made under the A&R 2010 Plan after such date.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.  Eligible employees who elect to participate may have up to 10% of their compensation from ARI withheld pursuant to the ESPP.  The amount withheld is then used to purchase shares of common stock on the last day of the “offering period,” which generally is the period commencing on January 1 and ending on December 31 of each year.  The price of the common stock purchased under the ESPP during an offering period is equal to the lower of either 85% of the fair market value of ARI’s shares on the first day of the offering period, or 85% of the fair market value of ARI’s shares on the last day of the offering period.  At the Annual Meeting, ARI’s shareholders approved an amendment to the ESPP to increase the number of shares of common stock authorized for sale under the ESPP from 225,000 to 575,000.

The foregoing descriptions of the A&R 2010 Plan and the ESPP are qualified in their entirety by reference to the text of the A&R 2010 Plan and the ESPP, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 5.07.

Submission of Matters to a Vote of Security Holders.

The following matters were voted upon at the Annual Meeting:

(1)

Votes were cast for the following individuals in the following numbers to serve as a director of ARI:

	For	Withheld	Broker Non-Votes

Dwight B. Mamanteo	4,402,147	185,901	3,561,998
William C. Mortimore	4,125,239	462,809	3,561,998
Robert Y. Newell, IV	4,587,743	305	3,561,998

(2)

Votes were cast as follows for the following matters submitted to shareholders for consideration:

a.

Proposal to approve the Amended and Restated ARI Network Services, Inc. 2010 Equity Incentive Plan.

For	Against	Abstain	Broker Non-Votes

4,293,355	268,394	26,299	3,561,998

b.

Proposal to approve an amendment to the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan.

For	Against	Abstain	Broker Non-Votes

3,988,755	567,535	31,758	3,561,998

c.

Non-binding advisory vote on the Company’s named executive officer compensation.

For	Against	Abstain	Broker Non-Votes

4,528,704	45,915	13,429	3,561,998

d.

Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

1 year	2 years	3 years	Abstain

1,508,581	616,916	2,445,508	17,043

e.

Proposal to ratify the appointment of Wipfli LLP as independent auditors for ARI’s fiscal year ending July 31, 2014.

For	Against	Abstain	Broker Non-Votes

8,113,845	116	36,085	0

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.1	Amended and Restated ARI Network Services, Inc. 2010 Equity Incentive Plan

10.2	ARI Network Services, Inc. 2000 Employee Stock Purchase Plan, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 7, 2014

ARI NETWORK SERVICES, INC.

By:

/s/ William A. Nurthen

William A. Nurthen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated ARI Network Services, Inc. 2010 Equity Incentive Plan

10.2	ARI Network Services, Inc. 2000 Employee Stock Purchase Plan, as amended

Exhibit 10.1

Amended and Restated 2010
Equity Incentive Plan

Amended and Restated effective January 7, 2014

1.  Objectives.  The ARI Network Services, Inc. 2010 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company.  These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2.  Definitions.

(a)  “Award” shall mean an Option, share of Common Stock, share of Restricted Stock, Restricted Stock Unit or SAR (stock appreciation right) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b)  “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c)  “Board” shall mean the Board of Directors of ARI Network Services, Inc.

(d)  “Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) for a period of at least ten days after a written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties, or (ii) the willful engaging by the Participant in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Board of the Company, excluding the vote of the Participant if the Participant is on the Board, at a meeting of the Board called and held for such purposes (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Participant was guilty of conduct constituting Cause as set forth above and specifying the particulars thereof in detail.

 (e)  “Change of Control” shall mean any of the following:

(i)  the acquisition by an individual, entity or group, acting individually or in concert (a “Person”) of beneficial ownership of more than 50% of the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”); provided, however, that for purposes of this Subsection 2(e)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection 2(e)(ii) below; or

 (ii)  consummation of a reorganization, merger or consolidation, share exchange, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Board of the Company at the time of the execution of the initial agreement providing for such Business Combination; or

 (iii)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f)  “Common Stock” or “Stock” shall mean the $.001 par value common stock of ARI Network Services, Inc.

(g)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)  “Committee” shall be the Compensation Committee of the Board, unless the Board designates a different qualifying Committee.  Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants of Options to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

 (i)  “Company” shall mean ARI Network Services, Inc. and its direct and indirect subsidiaries, and partnerships and other business ventures in which ARI Network Services, Inc. or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee.  For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

(j)  “Fair Market Value” shall mean the closing price of the Common Stock on the NASDAQ Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the closing price on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date.  If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the closing price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales within two (2) weeks prior to the indicated date, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Code and Treasury Department.

(k)  “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(l)  “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

(m)  “Option” shall mean (i) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (ii) with respect to any non-employee, a Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

 (n)  “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides services to the Company to whom an Award has been made under the Plan.

(o)  “Plan” shall mean the ARI Network Services, Inc. 2010 Equity Incentive Plan.

(p)  “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(q)  “Restricted Stock Unit” shall mean a right to receive one share of Common Stock or cash equivalent to the Fair Market Value thereof granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

 (r)  “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

3.  Eligibility.  Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.  However, Incentive Stock Options may only be issued to employees of the Company and its subsidiary corporations within the meaning of Section 424(f) of the Code.

4.  Common Stock Available for Awards.

(a)  Number of Shares.  Subject to adjustment as provided in Section 13 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 1,850,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two, all of which may be in the form of Incentive Stock Options.  For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (i) any shares of Common Stock subject to any Award under this Plan which terminates by expiration, forfeiture, cancellation, is settled in cash in lieu of shares or otherwise without the issuance of shares shall be available for grant under the Plan; (ii) upon the exercise of a stock-settled SAR or Option granted under the Plan, the full number of shares represented by the SAR or Option exercised (including any shares withheld to satisfy taxes and any shares used to exercise an Award, whether directly or by attestation) shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; (iii) shares of Common Stock withheld to satisfy taxes on any Award, to the extent not already treated as issued pursuant to the above, shall be treated as issued hereunder; and (iv) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above.

(b)  Limits.  Subject to adjustment as provided in Section 13 hereof, no individual shall be eligible to receive Options over more than 250,000 shares of Common Stock reserved under the Plan in any one calendar year and the Company will not issue more than 1,525,000 shares of unrestricted Common Stock, Restricted Stock or Restricted Units during the term of the Plan.  For purposes of determining the maximum number of these types of Awards available for grant under the Plan, any Awards which are forfeited to the Company, shall be treated, following such forfeiture, as Awards that have not been granted under the Plan.

(c)  Securities Law Filings.  The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5.  Administration.  The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Participants, to determine which type of Awards shall be granted to Participants, grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.  All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons.

6.  Delegation of Authority.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer or to other senior officers of the Company its duties under the Plan, other than grants of Awards to executive officers of the Company, pursuant to such conditions or limitations as the Committee may establish.  Any such delegation may be revoked by the Committee at any time.

7.  Awards.  The Committee shall set forth in the related Award Agreement the terms, conditions, performance requirements and limitations applicable to each Award including, but not limited to, continuous service with the Company, forfeiture of Awards and proceeds from Awards in the event the Participant competes with the Company or violates any confidentiality or nonsolictiation obligations owed to the Company, conditions under which acceleration of vesting will occur, and achievement of specific business objectives.  The types of Awards available under the Plan are those listed in this Section 7.

(a)  Option.  An Option is the grant of a right to purchase a specified number of shares of Common Stock the purchase price of which (the “Exercise Price”) shall be not less than 100% of Fair Market Value on the date of grant.  In addition, the Committee may not reduce the purchase price for Common Stock pursuant to an Option after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 13 hereof.  Further, an Option may not be exercisable for a period in excess of ten years.  An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees.  An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).  For purposes of determining the percentage of stock ownership a Participant holds in the Company, the attribution rules of Treasury Regulation §1.424.-1(d) shall apply.  The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b)  Restricted Stock or Restricted Stock Unit Award.  A share of Restricted Stock is an award of one share of Common Stock, and a Restricted Stock Unit is a bookkeeping entry, granting a Participant a right to receive one share of Common Stock or the cash equivalent to the Fair Market Value of one share in the future (such form and time of payment to be specified by the Committee at the time of grant), which may contain transferability or forfeiture provisions including a requirement of future services and/or the completion of certain performance requirements and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.  Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish.  The Committee may establish rules and procedures for the crediting of dividend equivalents for Restricted Stock Units.

(c)  SARs.  An SAR is a grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR.  The Grant Value shall be not less than 100% of Fair Market Value on the date of grant, as set forth in the Award Agreement.  The Committee may not reduce the Grant Value after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 13 hereof.  The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash.  Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee at the time of grant, shall be entitled to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread.  The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

8.  Option Exercise.  Upon exercise of an Option, the Exercise Price may be paid in cash, shares of Common Stock either directly or by attestation, a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise an Option.

9.  Tax Withholding.  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Option or SAR is exercised or the Restricted Stock vests. In the case of Restricted Stock Units, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding.  Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

10.  Amendment or Termination of the Plan.  The Board may, at any time, amend or terminate the Plan; provided, however, that

 (a)  subject to Section 13 hereof, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and

 (b)  without further approval of the shareholders of the Company, no amendment shall increase the number of shares of Common Stock which may be issued pursuant to Awards hereunder, except for increases resulting from Section 13 hereof.

11.  Termination of Employment or Service.  If the service-providing relationship of a Participant terminates, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (d) of this Section 11, all Awards shall immediately terminate, unless the Award Agreement provides otherwise.  If the status of a Participant’s relationship with the Company changes, e.g., from a consultant to an employee or vice versa, it will not be a termination of the service-providing relationship.  Notwithstanding the foregoing, if a Participant’s employment or service is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination.  In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a)  Retirement.  When a Participant’s employment terminates as a result of retirement (as such term is defined by the Committee from time to time), the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of retirement, and the exercisability and vesting of any Award may be accelerated.

(b)  Resignation in the Best Interests of the Company.  When a Participant resigns from the Company or the Board and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may authorize, where appropriate taking into account any regulatory or accounting implications of such action, the acceleration and/or continuation of all or any part of Awards granted prior to such termination.

(c)  Death or Disability of a Participant.

(i)  In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement.  Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.  Subject to paragraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

(ii)  In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, a “permanent and total disability” as defined in Section 22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement.  Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii)  Upon a Participant’s termination of employment due to death or “permanent and total disability,” except as otherwise specified in an Award Agreement, any Options held by such Participant shall expire one (1) year from the date of the Participant’s termination of employment.

(iv)  After the death or disability of a Participant, the Committee may in its sole discretion at any time (a) terminate restrictions in Award Agreements; and (b) accelerate any or all installments and rights.

(v)  In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 11, the Committee’s determinations shall be binding and conclusive on all interested parties.

(d)  Expiration of Options.  Upon a Participant’s termination of employment, except as otherwise specified in an Award Agreement or in paragraph (c) above, any vested Options held by such Participant shall expire ninety (90) days after the date of the Participant’s termination of employment.

(e)  No Employment or Service Rights.  The Plan shall not confer upon any Participant any right with respect to continuation of employment or service by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

12.  Nonassignability.  Except as provided in subsection (c) of Section 11 and this Section 12, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted.  Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards, other than Incentive Stock Options, to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests.  For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

13.  Adjustments.  In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), (a) the number of Common Shares (i) reserved under the Plan, (ii) available for Incentive Stock Options, Restricted Stock or Restricted Stock Units, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards.  In the event of a merger, consolidation, statutory share exchange, acquisition of property or stock, separation, sale or disposition of all or substantially all assets, reorganization or liquidation, the Committee shall be authorized to (a) issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards, (b) convert any outstanding Awards into cash or a right to receive cash on a basis to be determined by the Committee in its sole discretion, and cancel any underwater Awards and/or (c) waive in whole or in part any remaining restrictions or vesting requirements in connection with any Awards.  Any adjustment, waiver, conversion or other action taken by the Committee under this Section 13 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.  All adjustments under this Section 13 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code.

14.  Change of Control.  Except as otherwise expressly provided herein or in the applicable Award Agreement, upon a Participant’s involuntary termination of employment or service without Cause within three (3) months prior to or one (1) year following a Change of Control, all Awards (including those that are assumed or were substituted or converted) will become fully vested and, for Options and SARs, immediately exercisable.

15.  Notice.  Unless otherwise specified in the Award Agreement or in this Plan, any notice to the Company required by any of the provisions of this Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.  Any notice to a Participant shall be addressed to the Participant at his last known address as it appears on the Company’s records.

16.  Governing Law.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

17.  Effective and Termination Dates.  The effective date of the Plan is December 16, 2010, subject to shareholder approval.  The Plan shall terminate on December 16, 2020, subject to earlier termination by the Board pursuant to Section 10, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

18.  Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

Exhibit 10.2

ARI Network Services 2000

Employee Stock Purchase Plan

Amended effective January 7, 2014

1.

Purpose.  The purpose of the Plan is to provide eligible employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.

Definitions.

(a)

“Board” shall mean the Board of Directors of the Company.

(b)

“Change of Control” shall mean the first to occur of the following:

(i)  the acquisition by an individual, entity or group, acting individually or in concert (a “Person”) of beneficial ownership of more than 50% of the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”); provided, however, that for purposes of this Subsection 2(b)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection 2(b)(ii) below; or

(ii)  consummation of a reorganization, merger or consolidation, share exchange, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Board of the Company at the time of the execution of the initial agreement providing for such Business Combination; or

(iii)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)

“Committee” shall mean the Compensation Committee of the Board or such other persons or committee as the Board shall designate to administer the Plan.

(e)

“Common Stock” shall mean the $.001 par value common stock of the Company.

(f)

“Company” shall mean ARI Network Services, Inc., a Wisconsin corporation.

(g)

“Designated Subsidiary” shall mean a corporation of which not less than 50% of the voting power is held by the Company, directly or indirectly, whether such corporation now exists or is hereafter organized or acquired by the Company, directly or indirectly, other than an otherwise eligible corporation which has been designated by the Board or Committee from time to time as not eligible to participate in the Plan.

(h)

“Employee” shall mean any regular full time or part-time employee of the Company or a Designated Subsidiary customarily employed to work at least (a) 20 hours per week or (b) five months in any calendar year.

(i)

“Employer Corporation” shall mean the corporation which employs the Employee.

(j)

“Enrollment Date” shall mean the first day of each Offering Period.

(k)

“Enrollment Period” shall mean the period specified by the Committee during which eligible Employees may elect to participate in the Plan for the upcoming Offering Period.

(l)

“Exercise Date” shall mean the last day of each Offering Period.

(m)

“Fair Market Value” shall mean:

(i)  For Offering Periods commencing on or after January 1, 2012, the closing price of the Common Stock on the NASDAQ Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the closing price on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date.  If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the closing price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales within two (2) weeks prior to the indicated date, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Code and Treasury Department.

(ii)  For the 2011 Offering Period (i.e., January 1, 2011 through December 31, 2011), the average of the closing bid and asked prices of the Common Stock on the NASDAQ Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the average of the closing bid and asked prices on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date.  If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the average closing bid and asked prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales within two (2) weeks prior to the indicated date, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Code and Treasury Department.

(n)

“Offering Period” shall mean a period of approximately twelve (12) months at the end of which an option granted pursuant to the Plan may be exercised, commencing on January 1 and ending on December 31.  The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(o)

“Parent Corporation” shall have the same meaning as contained in Section 424(e) of the Code.

(p)

“Plan” shall mean this ARI Network Services, Inc. 2000 Employee Stock Purchase Plan.

(q)

“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(r)

“Subsidiary Corporation” shall have the same meaning as contained in Section 424(f) of the Code.

3.

Eligibility.

(a)

Any person who is an Employee will be eligible to participate in the Plan provided he or she has a minimum period of continuous service with the Company of six (6) months as of the first day of an Offering Period.  Notwithstanding the foregoing, unless otherwise determined by the Committee prior to the applicable Offering Period, no executive officer shall be eligible to participate in the Plan; provided that all executive officers shall be treated in an identical manner for purposes of eligibility.

(b)

Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Employer Corporation or of its Parent Corporation or Subsidiary Corporation or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Employer Corporation and its Parent Corporation(s) and Subsidiary Corporation(s) accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.  These limitations are in addition to any other limitations set forth herein, including any limits that the Committee establishes in accordance with Section 6(a).

4.

Offering Periods.  The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first business day on or after January 1 each year, or on such other date as the Committee shall determine.  The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) without shareholder approval.

5.

Participation.

(a)

An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form approved by the Committee and filing it with the Company’s payroll department during the applicable Enrollment Period.  A participant must file a new subscription agreement for each Offering Period.

(b)

Payroll deductions for a participant shall begin on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner discontinued or terminated by the participant as provided in Section 6(c) or Section 10 hereof.

6.

Payroll Deductions.

(a)

At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount set forth in the subscription agreement, stated in terms of whole dollars not less than $5 for each pay period or in whole number percentages, up to a maximum of 10% of the compensation to be received during the Offering Period (or during such portion thereof in which an Employee may elect to participate).  Notwithstanding the foregoing, the Committee annually may determine, in its sole discretion, to establish any maximum dollar amount or percentage of compensation that an eligible Employee is entitled to authorize for payroll deductions during a calendar year, which limitations shall apply to all eligible Employees.  Any such limit established by the Committee shall fall within the parameters of Section 423 of the Code.

(b)

All payroll deductions made for a participant shall be credited to his or her account under the Plan.  A participant may not make any additional payments into such account.

(c)

A participant may withdraw from the Plan as provided in Section 10 hereof.  Alternatively, a participant may elect to discontinue making additional payroll deductions during the Offering Period by completing and filing with the Company’s payroll department a written notice in such form approved by the Committee.

The election shall be effective no later than the first payroll date following ten (10) business days after the Company’s receipt of the notice.  If a participant elects to discontinue making additional payroll deductions, all payroll deductions previously credited to his or her account will purchase Common Stock at the end of the Offering Period subject to the other terms of the Plan.  A participant may increase or decrease his or her payroll deduction rate by filing a new subscription agreement at least ten (l0) business days before the beginning of the pay period during which such increase or decrease is to take effect.  A participant’s payroll deduction rate may be increased only once and reduced only once during any Offering Period.

(d)

At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock and the Company is authorized to take any action reasonably necessary to enforce the withholding requirements including without limitation withholding the appropriate amount from the proceeds of any stock sale by the participant.  At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.

Grant of Option.  On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated on or prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price, but in no event more than 5,000 shares (subject to adjustment as provided in Section 18 hereof), provided that such purchase shall be subject to the limitations set forth in Sections 3(b), 6(a) and 13 hereof.  Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.  The Option shall expire immediately following the Exercise Date.

8.

Exercise of Option.  Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of whole shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account, but in no event more than 5,000 shares (subject to adjustment as provided in Section 18 hereof).  A participant in the Plan will be issued a stock certificate as of the Exercise Date, and the balance of any payroll deductions credited to a participant’s account during the Offering Period shall be delivered to the participant.  During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.

Registration of Certificates.  Certificates will be registered only in the name of the participant.  If a participant submits a written request to the Committee, the Committee may cause the certificates to be issued in the participant’s name jointly with a member of his or her family with right of survivorship.

10.

Withdrawal.

(a)

A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in such form approved by the Committee.  All of the participant’s payroll deductions credited to his or her account shall be paid to such participant after receipt of notice of withdrawal as soon as administratively practicable and such participant’s option for the Offering Period shall be automatically terminated.  Payroll deductions for the purchase of shares during the Offering Period shall cease as soon as administratively practicable.  If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)

A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.

Termination of Employment.  Upon a participant’s ceasing to be an Employee of the Company for any reason (including without limitation upon death, disability or retirement), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12.

Interest.  No interest shall accrue on the payroll deductions of a participant in the Plan.

13.

Stock.

(a)

Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 575,000 shares.  If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares remaining available for purchase among the participants in such manner as it may determine in its sole discretion.

(b)

The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

14.

Administration.  The Plan shall be administered by the Committee.  The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.

Designation of Beneficiary.

(a)

A participant may designate, on the subscription agreement filed with the Committee, a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date but prior to delivery of such shares and cash to the participant.  In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.

(b)

Such designation of beneficiary may be changed by the participant at any time by written notice.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the estate of the participant.

16.

Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.

Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.

Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

(a)

Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the shares reserved for issuance under the Plan, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company.  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

(b)

Change of Control.  In the event of a Change of Control, the Offering Period then in progress shall be shortened by the Committee’s setting a new Exercise Date (the “New Exercise Date”).  The New Exercise Date shall be before the date of the Change of Control.  The participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the

Offering Period as provided in Section 10 hereof.  Immediately following such New Exercise Date, the Plan shall terminate.

19.

Amendment or Termination.

(a)

The Board may at any time, or from time to time, amend this Plan in any respect; provided, however, that no amendment shall be made without the approval of the shareholders of the Company to increase the aggregate number of shares which may be issued under this Plan (other than as provided in Paragraph 13(a) or 18(a) hereof) or for which shareholder approval is required under applicable tax, securities or other laws.

(b)

This Plan and all rights of Employees under any offering hereunder may terminate at any time, at the discretion of the Board or Committee.  Upon any termination of this Plan, all amounts in the accounts of participating Employees shall be either (i) promptly refunded in total or (ii) refunded to the extent not used to purchase Common Stock, in the sole discretion of the Board or Committee.  Such amendments shall be made without the approval of the shareholders of the Company or the consent of any participating Employees.

20.

Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.

Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

22.

Term of Plan.  The effective date of the Plan is December 13, 2000.  The Board has amended and restated the Plan effective November 4, 2010, subject to approval by the shareholders of the Company.  It shall continue in effect until all of the shares of Common Stock reserved for issuance under this Plan, as increased and/or adjusted from time to time, have been issued, unless sooner terminated under Section 19 hereof.

23.

Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, that such Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties; provided that within 60 days after the institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.